Exhibit 99.1

News Release

For Information Contact:	David Bruce (305) 500-4999 David_Bruce@Ryder.com	Lisa Hagen (305) 500-3668 Lisa_Hagen@Ryder.com

RYDER APPOINTS JOHN WILLIFORD
TO LEAD GLOBAL SUPPLY CHAIN BUSINESS
- 25-Year Industry Veteran Founded Menlo Worldwide Logistics -

MIAMI, May 28, 2008 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today announced it has selected John H. Williford to serve in the newly created position of President of Global Supply Chain Solutions. Mr. Williford’s appointment concludes an internal and external search announced in November of 2007 as part of the Company’s strategic decision to implement a global management structure to fully integrate its support of Supply Chain Solutions and Dedicated Contract Carriage customers, wherever they may operate around the world.

“We are very pleased to welcome John to Ryder’s management team,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “He brings a well-earned industry reputation and a track record of proven results in global logistics leadership. His experience will support our efforts to apply Ryder’s strengths in a consistent way for the company’s increasingly global Supply Chain Solutions customer base. John will add to the current outstanding leadership, expertise, capabilities, and customer relationships that exist within Ryder’s domestic and international Supply Chain Solutions operations. We also believe John’s extensive experience within this industry will enable him to achieve a smooth, efficient transition into this important global role.”

Mr. Williford will begin in his new role on June 23rd reporting directly to Mr. Swienton as a member of Ryder’s leadership team. He will be responsible for management, operations, sales and marketing, and financial performance of Ryder’s Supply Chain Solutions business segment, globally.

Mr. Williford comes to Ryder from Golden Gate Logistics LLC, a Palo Alto California-based logistics company, for which he has served as President and Chief Executive Officer since 2006. Prior to that role, Mr. Williford spent 25 years as part of Consolidated Freightways – CNF, serving most recently in a senior executive position as President and CEO of the company’s supply chain business, Menlo Worldwide, Inc. Menlo was created in 1990, when Mr. Williford, then serving as CNF’s Director of Marketing, proposed the creation of a separate business unit within CNF to capitalize on opportunities in the growing field of outsourced logistics. During his tenure, Menlo Worldwide grew to become an integrated global forwarding and logistics provider with approximately 12,000 employees operating in more than 100 countries.

About Ryder Supply Chain Solutions

Ryder Supply Chain Solutions (SCS) is the global logistics and warehouse management business segment of Ryder System, Inc. (NYSE: R). Its customized solutions involve management of the logistics pipeline as a synchronized, integrated process – from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital. Ryder’s Dedicated Contract Carriage (DCC) solution, which is managed within the SCS organization, provides customers with vehicles, drivers, routing and scheduling. With combined 2007 revenue of $2.8 billion, Ryder’s SCS business segment, including DCC, enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this press release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, changes in government regulations, including regulations regarding vehicle emissions and risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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